Exhibit 99.1

ALTRIA GROUP, INC. ANNOUNCES RETIREMENT OF DIRECTOR JACINTO J. HERNANDEZ FROM BOARD OF DIRECTORS

RICHMOND, Va. - February 26, 2024 – Jacinto J. Hernandez, a director of Altria Group, Inc. (“Altria”) retired from service on our Board of Directors effective February 23, 2024. Mr. Hernandez will continue to serve Altria as a strategic advisor under a 5-year advisory services agreement.

"We thank Jacinto for his service on our Board," said Kathryn McQuade, Altria’s independent Board Chair. “Our Board benefited from his industry experience and financial expertise.”

“I joined Altria’s Board because I am inspired by Altria’s Vision to responsibly lead the transition of adult smokers to a smoke-free future,” said Mr. Hernandez. “I am pleased that this agreement will allow me to focus my attention on helping Altria pursue its Vision working directly with management.”

Mr. Hernandez is founder and principal of Cummings Consulting & Management. He previously served as a partner and investment analyst for Capital Group and its subsidiary, Capital World Investors. He joined the Capital Group companies in August 2000 and retired in June 2022 after having spent 22 years covering a variety of industries, including U.S. tobacco, helping lead the research portfolio for one of the largest growth mutual funds in the world and serving in key leadership roles. Mr. Hernandez is a director of Aris Water Solutions, Inc. (NYSE: ARIS). He previously served as a director of Pioneer Natural Resources Company (2022 to May 2023) (NYSE: PXD).

Altria’s Profile

We have a leading portfolio of tobacco products for U.S. tobacco consumers age 21+. Our Vision is to responsibly lead the transition of adult smokers to a smoke-free future (Vision). We are Moving Beyond Smoking™, leading the way in moving adult smokers away from cigarettes by taking action to transition millions to potentially less harmful choices - believing it is a substantial opportunity for adult tobacco consumers, our businesses and society.

Our wholly owned subsidiaries include leading manufacturers of both combustible and smoke-free products. In combustibles, we own Philip Morris USA Inc. (PM USA), the most profitable U.S. cigarette manufacturer, and John Middleton Co. (Middleton), a leading U.S. cigar manufacturer. Our smoke-free portfolio includes ownership of U.S. Smokeless Tobacco Company LLC (USSTC), the leading global moist smokeless tobacco (MST) manufacturer, Helix Innovations LLC (Helix), a
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leading manufacturer of oral nicotine pouches, and NJOY, LLC (NJOY), currently the only e-vapor manufacturer to receive market authorizations from the U.S. Food and Drug Administration (FDA) for a pod-based e-vapor product.

Additionally, we have a majority-owned joint venture, Horizon Innovations LLC (Horizon), for the U.S. marketing and commercialization of heated tobacco stick products and, through a separate agreement, we have the exclusive U.S. commercialization rights to the IQOS Tobacco Heating System® and Marlboro HeatSticks® through April 2024.

Our equity investments include Anheuser-Busch InBev SA/NV (ABI), the world’s largest brewer, and Cronos Group Inc. (Cronos), a leading Canadian cannabinoid company.

The brand portfolios of our operating companies include Marlboro®, Black & Mild®, Copenhagen®, Skoal®, on!® and NJOY®. Trademarks related to Altria referenced in this release are the property of Altria or our subsidiaries or are used with permission.

Learn more about Altria at www.altria.com and follow us on X (formerly known as Twitter), Facebook and LinkedIn.

Source: Altria Group, Inc.

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